SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2018

SYNALLOY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19687	57-0426694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4510 Cox Road, Suite 201, Richmond, Virginia	23060
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (804) 822-3266

Inapplicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On June 29, 2018, Synalloy Corporation, a Delaware corporation (“Synalloy”), and its subsidiaries entered into a First Amendment to Third Amended and Restated Loan Agreement (the “Credit Agreement”) with Branch Banking and Trust Company (“BB&T”). The description of the Credit Agreement is set forth in Item 2.03 of this report and is incorporated into this Item 1.01 by reference.

On June 29, 2018, Synalloy and Store Master Funding XII, LLC, a Delaware limited liability company and an affiliate of Store Capital Corporation (“Store”), entered into an amendment to the Master Lease Agreement between the parties dated September 30, 2016 (the “Master Lease”), pursuant to which Synalloy will lease the Munhall, PA facility, purchased by Store from Marcegaglia USA, Inc., a Pennsylvania corporation (“MUSA”) on June 29, 2018, for the remainder of the initial term of 20 years set forth in the Master Lease, with two renewal options of ten years each. First year rent expense will be $860,000. The lease includes a rent escalator equal to the lesser of 1.25 times the percentage increase in the Consumer Price Index since the previous increase or 2.00%. The lease also grants Synalloy an option to sell approximately 7.0 acres of excess land at the Munhall, PA location and receive a corresponding reduction in rent based on the net proceeds of the sale using a capitalization rate of 8.60%. Synalloy will sublease the Munhall, PA facility to its subsidiary, Bristol Metals, LLC, a Tennessee limited liability company (“Bristol Metals”).

On June 29, 2018, but with a closing effective date of July 1, 2018, Bristol Metals entered into an Asset Purchase Agreement (the “Galvanized APA”) with MUSA to purchase MUSA’s galvanized tube operations located in Munhall, PA. The description of the Galvanized APA is set forth in Item 2.01 of this report and is incorporated into this Item 1.01 by reference.

On July 1, 2018, Bristol Metals entered into Amendment No. 2 to Asset Purchase Agreement (the “Amendment”) with MUSA to amend the Asset Purchase Agreement between Bristol Metals and MUSA dated December 9, 2016, as amended on February 28, 2017 (together, the “Stainless APA”), to include Revenue (as defined in the Stainless APA) generated by Bristol Metals from the amount, if any, of the sale of stainless steel squares, rectangles and rounds tubes for ornamental applications into the Earn Out Payment (as defined in the Stainless APA) calculation, effective July 1, 2018 for the remainder of the Earn Out Period (as defined in the Stainless APA).

The descriptions of the agreements contained in this Current Report on Form 8-K are a summary and are qualified in their entirety by the terms of the agreements. The Company will file the agreements referenced in this section with the U.S. Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

A copy of the press release announcing the execution of these agreements is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On July 1, 2018, pursuant to the terms and conditions of the Galvanized APA, Bristol Metals completed its purchase of MUSA’s galvanized tube operations in Munhall, PA (the “Business”). The purchase price for the all-cash acquisition was approximately $10.0 million. MUSA will also receive quarterly earn-out payments for a period of four years following closing. Actual payouts will equate to three percent (3%) of Bristol Metals’ revenue from the amount of galvanized tube sold.

Synalloy funded the acquisition with a draw against its recently closed $80.0 million asset based line of credit with BB&T.

Other than in respect to the transaction discussed above, there are no material relationships between the parties involved and the registrant or any of its affiliates, or any director or officer of the registrant, or any associate of any such director or officer.

A copy of the press release announcing the closing of this transaction is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBGLIATION UNDER AN OFF- BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On June 29, 2018, Synalloy and its subsidiaries, as borrowers, entered into the Credit Agreement with BB&T to refinance and increase its asset-based revolving line of credit (the “Line”) from $65.0 million to $80.0 million. The Line will be used to finance the Marcegaglia galvanized acquisition, for working capital needs and as a source for funding future acquisitions. The maturity date remains October 30, 2020.  Interest on the Line has been reduced by 20 basis points and is calculated using the One Month LIBOR Rate (as defined in the Credit Agreement), plus 1.65%. Borrowings under the Line are limited to an amount equal to a Borrowing Base (as defined in the Credit Agreement) calculation that includes eligible accounts receivable and inventory.

Pursuant to the Credit Agreement, Synalloy was required to pledge all of its tangible and intangible properties, including the stock and membership interests of its subsidiaries.  Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on Synalloy’s maximum amount of capital expenditures per year, which is in line with currently projected needs.  Management does not believe that these covenants and restrictions will have an adverse effect on its operations.

The description of the Credit Agreement contained in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of such agreement. The Company will file the Credit Agreement with the U.S. Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release issued by Synalloy Corporation on July 2, 2018.

Exhibit Number	Name
99	Press Release issued by Synalloy Corporation on July 2, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

SYNALLOY CORPORATION

By: /S/ DENNIS M. LOUGHRAN
Dennis M. Loughran
Chief Financial Officer

Dated: July 2, 2018